LUTHER KING CAPITAL MANAGEMENT CORPORATION

LKCM FUNDS

CODE OF ETHICS

May 2017

I.	Statement of General Principles

Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) require, among other things, registered investment advisers to adopt, implement, and enforce a written code of ethics. This Code of Ethics (this “Code”) has been adopted by Luther King Capital Management Corporation (“LKCM”) and the LKCM Funds in accordance with the requirements of the Advisers Act and the 1940 Act. The terms and provisions of this Code apply to all directors, officers, employees and other Access Persons of LKCM and the Funds.

This Code reflects the principle that all directors and employees of LKCM and the Funds owe an overarching fiduciary duty of care, loyalty, honesty and good faith to Advisory Clients (as defined below) and shareholders of the Funds, respectively. As part of this fiduciary duty, directors and employees of LKCM and the Funds must place the best interests of Advisory Clients and shareholders of the Funds first. In addition, all personal securities transactions of directors and employees of LKCM and the Funds must be conducted in accordance with the provisions of the Code and in such a manner as to avoid any conflict of interest with Advisory Clients or the Funds.

Directors and employees of LKCM and the Funds must comply with all applicable federal securities laws. As part of this requirement, no director or employee of LKCM or the Funds may, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client or a Fund, (i) defraud such Advisory Client or Fund in any manner, (ii) mislead such Advisory Client or Fund, including by making a statement that omits material facts, (iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any Advisory Client or a Fund, or (iv) engage in any manipulative practice with respect to such Advisory Client or Fund.

II.	Definitions

“Access Persons” means, collectively, LKCM Access Persons and Fund Access Persons.

“Advisory Client” means any individual, partnership, trust, investment company, or other person or organization for which LKCM serves as investment adviser or sub-adviser.

“LKCM Access Person” means (1) any director, officer, or partner of LKCM, (2) any employee or other supervised person of LKCM who has access to nonpublic information regarding the purchase and sale of securities on behalf of Advisory Clients or Fund portfolio holdings, or (3) any employee or other supervised person of LKCM who has access to nonpublic securities recommendations to any Advisory Client or who is involved in making any recommendations to Advisory Clients.

“Fund Access Person” means (1) any director, officer, or employee of a Fund or LKCM (or any person in a control relationship to a Fund or LKCM) who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to making any recommendations with respect to such purchases or sales, and (2) any natural person in a control relationship to a Fund or LKCM who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by such Fund.

“Funds” means the LKCM Funds and “Fund” means the LKCM Small Cap Equity Fund, LKCM Small-Mid Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund, and LKCM Aquinas Catholic Equity Fund.

III.	Pre-Clearance of Personal Securities Transactions

LKCM Access Persons are required to obtain pre-clearance for all personal securities transactions. The term “personal securities transactions” generally includes, without limitation, any purchase or sale of stocks, bonds, notes, investment contracts, partnership interests, limited liability company interests, exchange-traded funds (whether open-ended or unit investment trust), shares of the Funds, shares of any other investment company for which LKCM serves as sub-adviser, or interests in LKCM partnerships. However, the term “personal securities transactions” does not include the exempted transactions identified in Section IX of this Code.

LKCM Access Persons may not engage in a personal securities transaction without complying with all of the requirements below. Any exceptions to these requirements must be approved in advance by the Chief Compliance Officer or his designee (“Compliance”) in writing.

A.	Publicly-Traded Securities

Prior to executing personal securities transactions involving publicly-traded securities, LKCM Access Persons must submit a preclearance request through LKCM’s online personal securities transaction system provided by Financial Tracking, LLC (“FT”). LKCM’s trading desk must review the proposed transaction and determine if (i) any trades for Advisory Clients involving the security are currently being processed and (ii) the LKCM Access Person has held the security at least thirty (30) days. This review is designed to confirm that LKCM Access Persons do not front-run or otherwise take unfair advantage of Advisory Client securities transactions.

Unless otherwise approved by Luther King or Compliance, LKCM Access Persons may not purchase publicly-traded equity securities (excluding exchange-traded funds and open-end mutual funds) of a company unless LKCM’s investment team has provided research coverage of such company. In addition, LKCM Access Persons may not purchase or sell a security during the three-day period following any day on which LKCM’s investment team has initiated coverage of, or otherwise changed its research rating on, such security, unless otherwise approved by Luther King or Compliance.

LKCM Access Persons may not purchase or sell any options or derivative securities, or engage in any short sales of securities (other than index exchange-traded funds), without the prior approval of Luther King or Compliance. In addition, LKCM Access Persons may not purchase or sell any security appearing on LKCM’s restricted list without the prior approval of Luther King or Compliance.

If the LKCM Access Person’s proposed transaction satisfies these requirements, LKCM’s trading desk or Compliance may approve the proposed transaction in the FT system and the LKCM Access Person will receive notice of such authorization via the FT system. The LKCM Access Person must then consummate the transaction prior to the earliest to occur of the following: (1) revocation of the authorization; (2) the LKCM Access Person discovers that the information in the form becomes inaccurate for any reason; or (3) the end of the trading day.

B.	Private Placements and Initial Public Offerings

Prior to executing personal securities transactions involving private placements or initial public offerings, LKCM Access Persons must provide Compliance with a memorandum or other documentation identifying the material terms of the proposed transaction. Compliance will review the memorandum or other documentation and determine whether to grant the LKCM Access Person clearance for the proposed transaction. LKCM Access Persons may not participate in private placements or initial public offerings without the prior approval of Compliance.

C.	LKCM Funds and Other LKCM-Advised Mutual Funds

Prior to executing personal securities transactions involving the Funds or any other registered investment company for which LKCM serves as sub-adviser, LKCM Access Persons must submit a preclearance request through the FT system. Compliance will review the preclearance request and determine whether to grant the LKCM Access Person clearance for the proposed transaction. If the transaction is approved, the LKCM Access Person will receive notice of such authorization via the FT system. The LKCM Access Person must then consummate the transaction prior to the earliest to occur of the following: (1) revocation of the authorization; (2) the LKCM Access Person discovers that the information in the form becomes inaccurate for any reason; or (3) the end of the trading day.

D.	Other Securities

If a LKCM Access Person proposes to execute any personal securities transaction not contemplated above or otherwise exempted by this Code, the LKCM Access Person must first provide Compliance with a memorandum or other documentation identifying the material terms of the proposed transaction. Compliance will review the memorandum or other documentation and determine whether to grant the LKCM Access Person clearance for the proposed transaction.

VI.	Reporting Securities Transactions and Holdings

All Access Persons are required to report their securities transactions and holdings to Compliance as described below. Compliance provides notification to Access Persons of their reporting obligations under the Code.

A.	New Access Persons

Within ten days of becoming an Access Person, such Access Person must either (i) submit a Personal Holdings Disclosure Form (in the form attached as Appendix A) to Compliance or (ii) submit the information required on the Personal Holdings Disclosure Form through the FT system. Such Access Person must disclose all securities in which the Access Person has a direct or indirect beneficial ownership interest, including shares of mutual funds. The information disclosed must be current as of a date not more than 45 days prior to the date the individual became an Access Person.

In addition, within ten days of becoming an Access Person, such Access Person must either (i) submit an Account Disclosure Form (in the form attached as Appendix B) to Compliance or (ii) submit the information required on the Account Disclosure Form through the FT system. Such Access Person is required to provide information with respect to all brokerage accounts in which the Access Person has a direct or indirect beneficial ownership interest.

Furthermore, within ten days of becoming an Access Person, such Access Person must either (i) submit an Acknowledgement (in the form attached as Appendix C) to Compliance or (ii) complete the Acknowledgement through the FT system, certifying the Access Person’s agreement to abide by this Code of Ethics.

B.	Annual Reporting Requirements

Within 30 days after the end of each calendar year, each Access Person must either (i) complete and submit a Personal Holdings Disclosure Form to Compliance or (ii) submit the information required on the Personal Holdings Disclosure Form through the FT system. The information must be current as of a date no more than 45 days before the form is submitted to Compliance.

In addition, within 30 days after the end of each calendar year, each Access Person must either (i) complete and submit an Annual Certification (in the form attached as Appendix D) to Compliance or (ii) complete the Annual Certification through the FT system, certifying that the Access Person has complied with the Code of Ethics and the Insider Trading Policy of LKCM and the Funds during the previous calendar year.

C.	Quarterly Reporting Requirements

Within 30 days after the end of each calendar quarter, each Access Person must either (i) complete and submit an Account Disclosure Form to Compliance or (ii) submit the information required on the Account Disclosure Form through the FT system, providing information with respect to all brokerage accounts in which the Access Person has a direct or indirect beneficial ownership interest.

In addition, within 30 days after the end of each calendar quarter, each Access Person must either (i) complete and submit a Report of Securities Transactions Form (in the form attached as Appendix E) to Compliance or (ii) submit the information required on the Report of Securities Transaction Form through the FT system, identifying all personal securities transactions executed by the Access Person during the previous calendar quarter.

D.	Broker Confirmations and Account Statements

LKCM Access Persons are required to either (i) provide duplicate copies of their transaction confirmations and brokerage account statements to Compliance or (ii) provide such information to Compliance through FT system data feeds or reports.

E.	LKCM Fund Trustees

Notwithstanding the foregoing, trustees of the Funds who are not “interested persons” of the Funds under the 1940 Act are not required to submit the following reports solely by reason of being a Trustee of the Funds:

(a)	initial and annual Personal Holdings Disclosure Forms; and

(b)	quarterly Account Disclosure Forms and Report of Securities Transactions Forms, unless the Trustee knew, or in the ordinary course of fulfilling his or her official duties as Trustee should have known, that during the 15-day period immediately before or after the Trustee’s transaction in a security, a Fund purchased or sold the security, or a Fund or LKCM considered purchasing or selling the security.

VII.	Gifts and Entertainment

Unless approved by Luther King or the Chief Compliance Officer, LKCM Access Person may not solicit or accept any gifts, favors, services, meals or entertainment from any person or entity that does business with or on behalf of LKCM, or is seeking to do business with or on behalf of LKCM, (i) with a value that exceeds $500, (ii) that could reasonably be expected to compromise such LKCM Access Person’s independence or objectivity in carrying out his or her responsibilities to LKCM or the Funds or other Advisory Clients, or (iii) that could reasonably be expected to inappropriately influence such LKCM Access Person’s decisions regarding transactions involving LKCM, the Funds or other Advisory Clients.

LKCM Access Persons are prohibited from receiving any gifts or entertainment for the purchase or sale of any property to or for the LKCM Funds, unless approved by Luther King or the Chief Compliance Officer and the Board of Trustees of the LKCM Funds.

Notwithstanding the foregoing limitations, this Code does not prohibit an LKCM Access Person from accepting gifts or entertainment that are based on family or close personal relationships where the circumstances are clear that the relationship was the motivating factor for such gift or entertainment.

LKCM Access Person must report any gifts, favors, services, meals or entertainment that are not consistent with the foregoing standards to Luther King or the Chief Compliance Officer.

VIII.	Outside Business Activities

Unless approved by Luther King or the Chief Compliance Officer, LKCM Access Persons are prohibited from engaging in outside business activities that could reasonably be expected to conflict or compete with the interests of, or interfere with their duties and responsibilities to, LKCM or Advisory Clients (including the Funds). “Outside business activities” generally include service as a proprietor or compensated employee, officer, director or consultant of a non- LKCM affiliated or related for-profit business. This Code does not prohibit LKCM Access Persons from serving as directors, officers or representatives of organizations whose activities are charitable, civic, religious or tax-exempt in nature. LKCM Access Persons must report all outside business activities to Luther King or the Chief Compliance Officer.

IX.	Exempted Transactions

The following types of securities transactions are specifically exempted from coverage by this Code:

(a)	transactions in securities issued by the U.S. government;

(b)	transactions in shares of open-ended investment companies (other than the Funds and any other registered investment company for which LKCM serves as sub-adviser);

(c)	transactions involving bank certificates of deposit;

(d)	transactions effected in any account over which the Access Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party); and

(e)	transactions which are part of an automatic investment plan, including dividend reinvestment programs.

With respect to the exemption provided in clause (d) above, LKCM may undertake various efforts to confirm such Access Person does not exercise direct or indirect influence or control over the applicable account, including, without limitation (i) obtaining information about the Access Person’s relationship with the trustee or third-party manager, (ii) obtaining certifications from the Access Person regarding his or her influence or control over the account, and/or (iii) confirming with the trustee or third-party manager that the Access Person does not exercise direct or indirect influence or control over the applicable account.

X.	Violations

Access Persons must promptly report any actual or suspected violations of this Code of Ethics to the Chief Compliance Officer. The Chief Compliance Officer will report any material violations of this Code of Ethics to Luther King for his consideration of such sanctions or remedial action, if any, as he deems necessary or appropriate. These sanctions may include, among other things, a letter of censure, fine, suspension or termination of employment with LKCM or removal of office from the Funds.

In addition, the Chief Compliance Officer will report, at least annually, to the Board of Trustees of the Funds and any other registered investment company for which LKCM serves as sub- adviser information concerning any material violations of this Code and any procedures or sanctions imposed in response thereto.

XI.	Amendments

From time to time, this Code of Ethics may be amended or otherwise revised. In such event, Compliance will distribute the amended or revised Code (or relevant portions thereof) to all Access Persons. All such individuals will be required to complete and submit an Acknowledgement to Compliance certifying his or her agreement to abide by such amended or revised Code.

XII.	Administration

Compliance will periodically review reports submitted by Access Persons pursuant to the Code, brokerage account statements, transaction confirmations, and/or other relevant documentation to monitor compliance by Access Persons with the Code.